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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands)

                                                                                                                            Three
                                                                                                                            months
                                                                                                                            ended
                                                                              Years ended January 31,                      April 30,
                                                            1999       2000       2001       2002       2003     2004        2004
                                                          -------    -------    -------    -------    -------   -------    -------
Pre-tax (loss) income from continuing operations before
  adjustment for minority interests in consolidated
  subsidiaries or income or loss from equity investees     (6,364)   (14,634)   (29,689)   (15,304)    21,823   (69,936)    (9,233)

Fixed charges:
  Interest expensed                                           364        153         19          8          1     2,690      1,194
  Amortized premiums, discounts and capitalized
    expenses related to indebtedness                            0          0          0          0          0       281        128
  Estimate of interest within rental expense                   11         29        321        854      1,088     2,699      1,473
  Preferred stock dividend requirements of
    consolidated subsidiaries                                   0          0          0      3,074      2,252     1,808        394
                                                          -------    -------    -------    -------    -------   -------    -------
  Total fixed charges                                         375        182        340      3,936      3,341     7,478      3,188
                                                          =======    =======    =======    =======    =======   =======    =======
Pre-tax income (loss) from continuing operations before
  adjustment for minority interests in consolidated
  subsidiaries or income or loss from equity investees
  plus fixed charges, less preferred stock dividend
  requirements of consolidated subsidiaries                (5,989)   (14,452)   (29,349)   (14,442)    22,912   (64,266)    (6,438)
                                                          =======    =======    =======    =======    =======   =======    =======
RATIO OF EARNINGS TO FIXED CHARGES                             --         --         --         --        6.9        --         --
                                                          =======    =======    =======    =======    =======   =======    =======
                                                             a          b          c          d                    e          f
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      a     Due to Alloy's loss for the year ended January 31, 1999, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $6,364 to achieve a coverage of 1:1.

      b Due to Alloy's loss for the year ended January 31, 2000, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $14,634 to achieve a coverage of 1:1.

      c Due to Alloy's loss for the year ended January 31, 2001, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $29,689 to achieve a coverage of 1:1.

      d Due to Alloy's loss for the year ended January 31, 2002, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $18,378 to achieve a coverage of 1:1.

      e Due to Alloy's loss for the year ended January 31, 2004, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $71,744 to achieve a coverage of 1:1.

      f Due to Alloy's loss for the three months ended April 30, 2004, the ratio coverage was less than 1:1. Alloy must generate additional earnings in the subsequent nine months of $9,627 to achieve a coverage of 1:1.